Exhibit 99.1

Investor Relations:	July 25, 2016 - Southern Copper Corporation (NYSE and BVL: SCCO)

Raul Jacob (602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com

•                     Operating cash cost per pound, net of by-product credits, was $0.91 in the second quarter 2016 (“2Q16”), a decrease of 19.4% compared to 2Q15. Cash cost per pound of copper before by-products credits was $1.41 in 2Q16. The decrease was the result of the completion of the first stage of our investment program and cost savings initiatives which resulted in 2.5% lower administrative costs.

•      Copper mine production increased 26.1% in 2Q16 to 225,842 tons from 179,085 tons in 2Q15, mainly as a result of a 78.0% increase in production at the Buenavista mine in Sonora, Mexico, which increased production by 49,362 tons. With this quarter’s production, we reached a new first half-year record of 447,503 tons for a first semester.

•      By-product production: Mined zinc production was 19,994 tons in the 2Q16, 43.0% higher than 2Q15 production as the Charcas and Santa Eulalia mines have solved operational issues that affected production in the prior year. Mined silver production increased by 27.5% in 2Q16 compared with 2Q15 mainly due to higher production at the Buenavista mine. Molybdenum production decreased by 7.9% to 5,305 tons in 2Q16 from 5,759 tons in 2Q15 due to lower ore grades at our Peruvian operations.

•      Despite a copper price reduction of 22%, 2Q16 net sales were $1,335.1 million, only 3.5% lower than 2Q15 net sales of $1,382.9 million. This result was achieved because of a 19.2% increase in copper sales volume.

•      EBITDA in 2Q16 was $555.4 million, 15.4% higher than the $481.0 million in 1Q16. The margin increased from 38.6% to 41.6%.

•      Net income in 2Q16 was $221.9 million (16.6% of net sales), 19.9% higher than the net income of $185.1 million (14.9% of net sales) in the 1Q16. The increase was mainly the result of the additional lower unit cost production from the Buenavista mine.

•      Capital investments were $564.9 million for the first half of 2016 (“1H16”), 6.6% higher than in 1H15, and represented 138.8% of net income. In 2016, we continue the development of our investment program to increase copper production capacity by 90% from our 2013 production level of 617,000 tons to 1.2 million tons.

•      Dividends: On July 21, 2016, the Board of Directors authorized a dividend of $0.05 per share payable on August 25, 2016, to shareholders of record at the close of business on August 11, 2016.

Commenting on the Company’s results and outlook, Mr. German Larrea, Chairman of the Board, said “Our new Buenavista concentrator is fully operational and in Peru the Toquepala expansion project is moving forward on schedule. We produced 447,503 tons of copper in the first six months of 2016, an increase of 26% from the first six months of 2015, and we expect to produce 913,500 tons for the full year. In spite of the current low price environment for our main products, we continue to improve the Company performance through cost savings and production enhancements. Our cash cost, including by-product revenues, for the six months of 2016 was $0.94 per pound, a 10.5% decrease from the 2015 six-month cost of $1.05. This is a remarkable result considering that the 1H15 period included the benefit of substantially higher by-product sales prices.”

	Second Quarter					First Six Months
			Variance					Variance
	2016	2015	$	%		2016	2015	$	%
	(in millions except per share amount and %s)
Sales	$1,335.1	$1,382.9	$(47.8)	(3.5)%		$2,580.1	$2,657.7	$(77.6)	(2.9)%
Cost of sales	751.6	706.9	44.7	6.3%		1,478.5	1,386.7	91.8	6.6%
Operating income	385.1	503.1	(118.0)	(23.5)%		731.2	940.0	(208.8)	(22.2)%
Environmental remediation	—	10.5	(10.5)	(100)%		—	16.5	(16.5)	(100)%
EBITDA	555.4	637.4	(82.0)	(12.9)%		1,036.4	1,193.4	(157.0)	(13.2)%
EBITDA margin	41.6%	46.1%	(4.5)%	(9.8	)pp	40.2%	44.9%	(4.7)%	(10.5	)pp
Net income	$221.9	$294.7	$(72.8)	(24.7)%		$407.0	$577.2	$(170.2)	(29.5)%
Net income margin	16.6%	21.3%	(4.7)%	(22.1	)pp	15.8%	21.7%	(5.9)%	(27.4	)pp
Income per share	$0.29	$0.37	$(0.08)	(21.6)%		$0.53	$0.72	$(0.19)	(26.4)%
Capital investments	$341.6	$281.0	$60.6	21.6%		$564.9	$529.8	$35.1	6.6%

Capital Investments

Mexican Projects

Buenavista Projects — Sonora: Of the $3.5 billion of this investment program, the Company has already invested $3.2 billion. Excluding the almost completed Quebalix IV project and some infrastructure facilities, all the other facilities of this program are currently operating and we are expecting to increase production by 200,000 tons to produce 460,000 tons of copper in 2016 and 500,000 tons in 2017. We also expect to increase our Buenavista molybdenum production to a capacity of 4,600 tons per year. The Buenavista program is being finished on time and below our budget.

New Copper-Molybdenum Concentrator: This facility has an annual production capacity of 188,000 tons of copper and 2,600 tons of molybdenum. The project will also produce 2.3 million ounces of silver and 21,000 ounces of gold per year. The new concentrator has completed its ramping-up phase with its 6 mills already in operation. In September 2015, we obtained the first copper concentrate lot and the plant is now running at 105% of its design capacity.

Crushing, Conveying and Spreading System for Leachable Ore (Quebalix IV): This project’s main objective is to reduce processing time as well as mining and hauling costs. It will also increase production by improving SX-EW copper recovery. It has a crushing and conveying capacity of 80 million tons per year and is expected to be completed by the 3Q16. As of June 30, 2016, the project has a 98% progress with an investment of $248.4 million out of the approved capital budget of $340 million.

The remaining projects to complete the $3.5 billion budgeted program include minor investments in infrastructure (power lines and substations, water supply, tailings dam, mine equipment shops, internal roads, etc.).

Peruvian Projects

Toquepala Expansion Project — Tacna: This project includes a new-state-of-the-art concentrator which will increase annual production capacity by 100,000 tons of copper to 235,000 tons in 2018, and will also increase molybdenum production by 3,100 tons at an estimated capital cost of $1.2 billion. Through June 30, 2016, we have invested $431.1 million in the project. The project is expected to be completed by the 2Q18.

Toquepala High Pressure Grinding Roll (HPGR) system: The main objective of this project is to ensure that our existing concentrator will operate at its maximum milling capacity of 60,000 tons per day, even with an increase of the ore material hardness index. Additionally, recoveries will be improved and production enhanced with a better ore crushing. The budget for this project is $40 million and we have invested $11.7 million as of June 30, 2016. It is expected to be completed by the 4Q17.

Cuajone´s Heavy Mineral Management Optimizing Project - Moquegua: The project consists of installing a primary crusher at the Cuajone mine pit with a conveyor system for moving the ore to the concentrator. The project aims to optimize the hauling process by replacing rail haulage, thereby reducing operating and maintenance costs as well as the environmental impact of the Cuajone mine. The crusher will have a processing capacity of 43.8 million tons per year. The main components, including the crusher and the overland belt, have been acquired and we have started excavations and civil work. As of June 30, 2016, we have invested $102.2 million in this project out of the approved capital budget of $165.5 million. The project is expected to be completed by the 2Q17.

Conference Call

The Company’s second quarter and first six months earnings conference call will be held on Tuesday, July 26, 2016, beginning at 11:00 AM — EST (10:00 M Lima and Mexico City time).

To participate:

Dial-in number:	888-771-4371 in the U.S.
847-585-4405 outside the U.S.
Raul Jacob, SCC Vice President of Finance & CFO
Conference ID:	43057797 and “Southern Copper Corporation Second Quarter 2016 Earnings Results”

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2016	2.12	2.11	5.27	0.76	14.87	1,181.21
2Q 2016	2.15	2.13	6.89	0.87	16.83	1,259.36
6M 2016	2.13	2.12	6.08	0.81	15.85	1,220.28

1Q 2015	2.64	2.66	8.41	0.94	16.70	1,219.22
2Q 2015	2.75	2.77	7.45	1.00	16.38	1,192.82
3Q 2015	2.38	2.40	5.75	0.84	14.87	1,124.01
4Q 2015	2.22	2.20	4.75	0.73	14.75	1,104.40
6M 2015	2.69	2.72	7.93	0.97	16.54	1,206.02
Average 2015	2.50	2.51	6.59	0.88	15.68	1,160.11

Variance: 2Q16 vs. 2Q15	(21.8)%	(23.1)%	(7.5)%	(13.0)%	2.7%	5.6%
Variance: 2Q16 vs. 1Q16	1.4%	0.9%	30.7%	14.5%	13.2%	6.6%
Variance: 6M16 vs. 6M15	(20.8)%	(22.1)%	(23.3)%	(16.5)%	(4.2)%	1.2%

Source:  Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide

Production and Sales

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	%	2016	2015	%
Copper (tons)
Mined	225,842	179,085	26.1%	447,503	356,701	25.5%
3rd party concentrate	1,662	5,450	(69.5)%	9,784	5,466	79.0%
Total production	227,504	184,535	23.3%	457,287	362,167	26.3%
Smelted	147,043	140,367	4.8%	302,200	288,626	4.7%
Refined and Rod	205,551	196,091	4.8%	420,682	398,678	5.5%
Sales	220,222	184,814	19.2%	433,086	353,452	22.5%

Molybdenum (tons)
Mined	5,305	5,759	(7.9)%	10,876	11,615	(6.4)%
Sales	5,290	5,700	(7.2)%	10,892	11,538	(5.6)%

Zinc (tons)
Mined	19,994	13,979	43.0%	38,023	29,174	30.3%
Refined	27,971	24,548	13.9%	53,294	50,028	6.5%
Sales	28,071	24,345	15.3%	53,323	51,045	4.5%

Silver (000s ounces)
Mined	4,103	3,217	27.5%	8,122	6,416	26.6%
Refined	4,075	3,012	35.3%	7,825	6,271	24.8%
Sales	4,147	3,295	25.8%	8,248	6,576	25.4%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	VAR %	2016	2015	VAR %
	(in millions, except per share amount)

Net sales:	$1,335.1	$1,382.9	(3.5)%	$2,580.1	$2,657.7	(2.9)%
Operating cost and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	751.6	706.9	6.3%	1,478.5	1,386.7	6.6%
Selling, general and administrative	23.6	25.0	(5.6)%	49.9	49.8	0.2%
Depreciation, amortization and depletion	164.5	125.3	31.3%	299.8	242.3	23.7%
Exploration	10.3	12.1	(14.9)%	20.7	22.4	(7.6)%
Environmental remediation	—	10.5	(100)%	—	16.5	(100)%
Total operating costs and expenses	950.0	879.8	8.0%	1,848.9	1,717.7	7.6%

Operating income	385.1	503.1	(23.5)%	731.2	940.0	(22.2)%

Interest expense, net of capitalized interest	(72.0)	(53.8)	33.8%	(147.0)	(79.7)	84.4%
Other income (expense)	5.8	(1.5)	(486.7)%	5.4	(5.4)	(200)%
Interest income	2.0	2.6	(23.1)%	4.2	5.5	(23.6)%
Income before income tax	320.9	450.4	(28.8)%	593.8	860.4	(31.0)%
Income taxes	102.0	157.0	(35.0)%	194.2	286.2	(32.1)%
Net income before equity earnings of affiliate	218.9	293.4	(25.4)%	399.6	574.2	(30.4)%
Equity earnings of affiliate	3.6	2.6	38.5%	8.7	5.5	58.2%
Net Income	222.5	296.0	(24.8)%	408.3	579.7	(29.6)%

Less: Net income attributable to non-controlling interest	0.6	1.3	(53.8)%	1.3	2.5	(48.0)%

Net Income attributable to SCC	$221.9	$294.7	(24.7)%	$407.0	$577.2	(29.5)%

Per common share amounts:
Net income attributable to SCC common shareholders — basic and diluted	$0.29	$0.37	(21.6)%	$0.53	$0.72	(26.4)%
Dividends paid	$0.05	$0.10	(50.0)%	$0.08	$0.20	(60.0)%

Weighted average shares outstanding (Basic and diluted)	773.7	798.2		773.8	801.8

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	June 30,	December 31,	June 30,
	2016	2015	2015
	(in million)
ASSETS
Current assets:
Cash and cash equivalents	$452.5	$274.5	$1,572.3
Restricted cash	3.9	4.3	7.4
Short-term investments	98.2	603.5	573.4
Accounts receivable	563.9	551.2	581.8
Inventories	979.4	857.2	826.5
Other current assets	254.3	193.5	159.8
Total current assets	2,352.2	2,484.2	3,721.2

Property, net	8,498.6	8,262.8	7,691.7
Related parties receivable	74.8	111.2	161.2
Leachable material, net	776.4	752.3	630.7
Intangible assets, net	154.7	155.1	125.2
Deferred income tax	693.0	614.2	601.5
Other assets	237.9	213.4	284.3
Total assets	$12,787.4	$12,593.2	$13,215.8

LIABILITIES
Current liabilities:
Current portion of long-term debt	$—	$—	$200.0
Accounts payable	559.6	646.6	548.9
Income taxes	55.7	39.2	42.5
Accrued workers’ participation	62.9	124.9	88.0
Other accrued liabilities	120.5	109.5	122.8
Total current liabilities	798.7	920.2	1,002.2

Long-term debt	5,952.9	5,951.5	5,952.2
Deferred income taxes	204.6	196.0	265.1
Other liabilities	35.2	35.4	41.5
Asset retirement obligation	203.4	190.9	113.1
Total non-current liabilities	6,396.1	6,373.8	6,371.9

EQUITY
Stockholders’ equity:
Common stock	3,363.8	3,358.6	3,351.3
Treasury stock	(2,967.0)	(2,908.9)	(2,312.4)
Accumulated comprehensive income	5,158.2	4,813.2	4,768.5
Total stockholders’ equity	5,555.0	5,262.9	5,807.4
Non-controlling interest	37.6	36.3	34.3
Total equity	5,592.6	5,299.2	5,841.7

Total liabilities and equity	$12,787.4	$12,593.2	$13,215.8

As of June 30, 2016, December 31, 2015 and June 30, 2015 there were 773.7 million, 775.9 million and 798.0 million shares outstanding, respectively.

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(in millions)

OPERATING ACTIVITIES
Net income	$222.5	$296.0	$408.3	$579.7
Depreciation, amortization and depletion	164.5	125.3	299.8	242.3
Deferred income tax	(31.9)	(40.2)	(53.8)	(64.9)
Change in operating assets and liabilities	(90.0)	(39.3)	(329.0)	(178.8)
Other, net	(0.5)	(11.0)	3.5	(23.1)
Net cash provided by operating activities	264.6	330.8	328.8	555.2

INVESTING ACTIVITIES
Capital investments	(341.6)	(281.0)	(564.9)	(529.8)
Sale (purchase) of short-term investment, net	184.5	(489.6)	505.3	(234.8)
Repayment of loan from affiliate	36.4	—	36.4	—
Other, net	0.4	3.0	1.2	3.0
Net cash used in investing activities	(120.3)	(767.6)	(22.0)	(761.6)

FINANCING ACTIVITIES
Debt incurred	—	1,929.8	—	1,979.8
Dividends paid	(38.7)	(79.8)	(61.9)	(160.3)
Distributions to non-controlling interest	—	(0.2)	—	(0.4)
SCC common shares buyback	—	(44.5)	(53.7)	(414.6)
Other	0.3	(9.4)	0.3	(9.4)
Net cash (used in) financing activities	(38.4)	1,795.9	(115.3)	1,395.1

Effect of exchange rate changes on cash	(29.4)	21.1	(13.5)	19.6

Increase (decrease) in cash and cash equivalents	$76.5	$1,380.2	$178.0	$1,208.3

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.8% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.2% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 33 — PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Operating cash cost is a non-GAAP measure useful as a management tool to track our performance and better allocate our resources. It is also useful to readers of the financial statements for analysis and comparability purposes. See reconciliation of operating cash cost to GAAP cost of sales on our website http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx.

EBITDA is a common non-GAAP measure useful for our management as an indicator of Company’s ability to produce income from its operations. See reconciliation of EBITDA to GAAP net earnings on our website http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx.